SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     The Securities and Exchange Act of 1934


       Date of Report (Date of earliest event reported) February 14, 1997



                             PEN INTERCONNECT, INC.
             (Exact name of registrant as specified in its charter)



       Utah                  1-14072               87-0430260
  (State or Other          (Commission           (IRS Employer
  Jurisdiction of          File Number)       Identification No.)
  Incorporation)


                2351 South 2300 West, Salt Lake City, Utah 84119
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (801) 973-6090

Item 5.  Other Matters

         On November 12, 1996, the registrant sold all of the net assets used in its San Jose Division (the "Division") to Touche Electronics, Inc. ("Touche"), a subsidiary of TMCI Electronics, Inc. ("TMCI"), in a transaction described in the registrant's 8-K dated November 12, 1996. Touche and TMCI, as comakers, delivered two promissory notes (the "Notes") to the registrant in the principal amounts of $400,000 ("$400,000 Note") and $500,000 ("$500,000 Note")
respectively, as payment of a portion of the purchase price for the Division. TMCI and Touche were required to make the first payment under the Notes on December 1, 1996, and to make monthly payments, thereafter, on the first day of each calendar month until November 1, 1998, when all unpaid portions of the $400,000 Note were due and payable and until October 31, 1999, when all unpaid portions of the $500,000 Note were due and payable.

         TMCI and Touche have failed to make any payments under the Notes. The registrant has repeatedly made demand for payment on the Notes, and has given notice to TMCI and Touche that it has exercised its right to accelerate the Notes.

         On February 14, 1997, Touche and TMCI filed a demand for arbitration in California alleging that, in connection with its sale of the Division, (i) the registrant overstated the value of the Division's inventory, (ii) the Division's vendors have refused to deal with Touche and TMCI, and (iii) the registrant failed to disclose certain accounts payable. The registrant is vigorously contesting those allegations in the arbitration.

         On April 8, 1997, the registrant filed a complaint against TMCI, Touche and certain individuals in the Superior Court of the State of California, in and for the County of Santa Clara, with respect to the defaulted Notes (the "Complaint"). In the Complaint, the registrant made claims against TMCI, Touche and the other defendants for, among other things, breach of contract, fraud, conversion and claim and delivery. The registrant has also filed motions in the Suit for writs of attachment and possession and has requested an order allowing the registrant to attach the equipment and other assets acquired by TMCI and Touche in the sale of the Division. Hearings on those motions are set for May 29, 1997.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        PEN INTERCONNECT, INC.
                                        (registrant)



  May 5, 1997                  BY:      /s/      James S. Pendleton
-----------------                  --------------------------------
(Date)                                      JAMES S. PENDLETON
                                            CHIEF EXECUTIVE OFFICER